Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Andy Bryant Elected to Intel Board of Directors; Named Vice Chairman

SANTA CLARA, Calif., July 26, 2011 –The board of directors elected Andy Bryant as vice chairman  of the board, a new position, in preparation for him to be elected Intel’s next Chairman following the company’s annual stockholders’ meeting scheduled for May of 2012.  He will serve alongside the current chairman, Jane Shaw, until she retires from the board next May.

The board temporarily expanded from 10 to 11 members with Bryant’s election as vice chairman.  Bryant, the former longstanding CFO of the company and now chief administrative officer (CAO), is the second Intel officer to serve on the current board, in addition to Paul Otellini, president and chief executive officer.  When Bryant becomes executive chairman, the board will concurrently re-establish the position of lead director to be held by an independent, non-employee director.

“The board welcomes the addition of Andy Bryant to its ranks and looks forward to his service as the next chairman,” said Shaw, non-executive chairman.  “His deep knowledge of Intel and his unmatched wisdom will serve the company well.”

The election of Bryant follows a long corporate practice of senior officer and board succession planning in which the board seeks to identify a person with the particular skills and experience considered most appropriate at the time.  Bryant brings a wealth of experience at Intel that includes 13 years of service as CFO, and more recently, as the senior executive responsible for the Technology and Manufacturing Group, Information Technology, Human Resources and Finance.  Bryant will transition out of the CAO position next May as he takes on the full-time chairman responsibilities.

 “I am excited about this new position for Andy and look forward to continuing to work closely with him as he assumes his new responsibilities” said Otellini.

Andy Bryant is currently a member of the Board of McKesson, the leading healthcare distributor in the US, where he serves as Chair of the Finance Committee and a member of the Audit Committee. He also is a Director of Columbia Sportswear Company and Kryptiq, Inc

About Intel

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com.

-- more --

Intel/Page 2

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.
* Other names and brands may be claimed as the property of others.

CONTACTS:	Chuck Mulloy 408-765-3484 cmulloy@intel.com